Exhibit 99.1

Essex Property Trust, Inc. Announces Sale of Common Stock
under Equity Distribution Agreement

PALO ALTO—March 25 , 2014— Essex Property Trust, Inc. (NYSE: ESS) (“Essex”) announced today that it has agreed to sell approximately 450,000 shares of common stock pursuant to a terms agreement under its equity distribution agreement in an underwritten offering to Citigroup Global Markets Inc. ( “Citigroup”) as sole bookrunning manager.  Essex intends to use the net proceeds of this offering for general corporate purposes, which may include the repayment of indebtedness and funding working capital.  The offering is expected to close on March 31, 2014.

Citigroup may offer the shares of common stock from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices or negotiated prices.

The offering is being made pursuant to an effective registration statement on Form S-3 previously filed with the Securities and Exchange Commission. Copies of the prospectus supplement, the accompanying base prospectuses and the free writing prospectus related to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities described above in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 163 apartment communities with an additional 11 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

Contact Information
Barb Pak
Director of Investor Relations
(650) 494-3700
bpak@essexpropertytrust.com